UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

CORTLAND BANCORP
 (Exact name of registrant as specified in its charter)

Ohio	000-13814	34-1451118
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

194 West Main Street, Cortland, Ohio	44410
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 637-8040

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 16, 2009, Lawrence A. Fantauzzi resigned from his position as President, Chief Executive Officer and Director of Cortland Bancorp (“the Corporation”) and as a Director of the Company’s banking subsidiary, the Cortland Savings and Banking Company (the “Bank”). Mr. Fantauzzi had previously announced his resignation as President and Chief Executive Officer of the Bank, effective October 2, 2009. Mr. Fantauzzi had served as President and Chief Executive Officer of the Corporation and Bank since November, 2005.

Cortland Bancorp and the Cortland Savings and Banking Company and Mr. Fantauzzi entered into an Agreement and General Release (the “Agreement”) memorializing the terms of Mr. Fantauzzi’s separation including mutual release of claim and a separation compensation, healthcare benefits and other benefits owing to Mr. Fantauzzi under his December 3, 2008 Third Amended Salary Continuation Agreement with the Bank (the “Salary Continuation Agreement”) and the Group Carve Out Plan (the “Group Carve Out Plan”). The severance payments and other benefits provided to Mr. Fantauzzi under the Agreement consists of the following-

•	Cash severance of $120,000 payable in periodic payments of $5,000 on the first day of each month for 24 months, except that the first six monthly payments shall not be paid until the later of six (6) months after the expiration of the revocation period or April 15, 2010 and shall be paid in one lump sum, as required by Internal Revenue Code Section 409A.

•	Reimbursement of healthcare premiums for family insurance coverage substantially similar to the coverage maintained for Mr. Fantauzzi while employed by the Bank, up to a maximum of $15,000 per year until the earlier of Employee’s sixty-fifth (65th) birthday or the date Mr. Fantauzzi procures other employment that offers health care coverage. Provision of such healthcare coverage reimbursement shall not commence until after expiration of the Revocation Period without revocation of this Agreement by Employee. Such reimbursement will be provided within thirty (30) days of Employee tendering to Employer proof of Employee’s payment of said healthcare premiums.

•	Any unused and accrued vacation and personal time, to be paid in a lump sum payment, along with the Employee’s final paycheck through October 2, 2009, in the approximate amount of $5,250, less all-applicable withholdings.

•	The employer provided group term life and accidental death and dismemberment insurance coverage and short-term disability coverage, if any, will cease October 31, 2009, except for the insurance under the Group Term Carve Out described herein.

•	Participation in Bank’s early retirement program pursuant to “The Cortland Savings & Banking Company Third Amended Salary Continuation Agreement.” Pursuant to his Salary Continuation Agreement with the Cortland Savings and Banking Company, Mr. Fantauzzi is entitled to an early retirement benefit of approximately $53,474 annually payable for 15 years.

•	Post-retirement, split dollar life insurance benefit payable to Employee’s beneficiaries under the Employer’s Group Term Carve Out Plan, in the amount equal to Employee’s most recent salary at the time of retirement.

•	Employee may keep Employee’s free employee checking account open until December 31, 2009.

Mr. Fantauzzi may revoke this Agreement for a period of seven (7) calendar days following the execution of the agreement which occurred on October 16, 2009.

The Agreement is filed as an exhibit to this report and is hereby incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Agreement and General Release between the Corporation, the Bank, and Lawrence A. Fantauzzi dated October 16, 2009.

Exhibit 10.2 Third Amended Salary Continuation Agreement of Lawrence A. Fantauzzi (incorporated by reference to Exhibit 10.18 of Cortland Bancorp’s current report on Form 8-K filed with the SEC on December 12, 2008)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Savings and Banking Company

October 22, 2009

By:      James M. Gasior

Name: James M. Gasior
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Agreement and General Release between Cortland Bancorp, The Cortland Savings & Banking Company and Lawrence A. Fantauzzi dated October 16, 2009